QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Crown Media Holdings Announces Revenue Increase of 39%
for First Quarter of 2004

GREENWOOD VILLAGE, Colo.—May 10, 2004—Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three months ended March 31, 2004.

Operating Highlights for the Quarter and the Year

  •
  Revenue growth. Crown Media's net revenue in the first quarter of 2004 increased 39% to $58.3 million, from $42.0 million in the prior year's first quarter. Advertising revenues for the quarter totaled $30.0 million, an increase of 34% from the first quarter of 2003.

  •
  Subscriber increase. Hallmark Channel subscribers increased 9% to 114.9 million worldwide as of March 31, 2004, from 105.8 million subscribers as of March 31, 2003. The channel ended the quarter with 57.6 million subscribers in the United States and 57.3 million international subscribers across 122 countries. Subscribers to our domestic channel increased 12%, and subscribers to our international channels increased 5% over the first quarter 2003.

  •
  U.S. ratings success. Hallmark Channel ranked among the top 10 cable networks in total day household rating for all thirteen weeks of the first quarter. The channel reached all-time highs and delivered strong double digit growth as compared to the first quarter of 2003 in household ratings for both total day and prime time, as well as in the delivery of adults and women, 18-49 and 25-54.

  •
  Advertising innovation. Hallmark Channel U.S. has emerged as an industry leader with the introduction of its Sponsorship Solutions Unit, providing one sponsor with an original program with reduced advertising clutter and commercial time. The first of these original movies, The Long Shot, was sponsored by Claritin and aired on April 18. The movie earned a 1.8 household rating and delivered a steadily building audience which "tuned in" for the longest period of time of any original cable movie on competing cable networks for the year-to-date among adults, 25-54 and households with two or more persons, according to Nielsen.

  •
  International growth. Ratings in the U.K. continue to set records, with the Hallmark Channel delivering its best quarter to date. The channel's average rating increased 46%, and its share of viewing among adults in multi-channel homes grew by 50% for the first quarter of 2004 as compared to the prior year period according to BARB. Hallmark Channel U.K. solidified its programming schedule with the extension of the license agreement through 2006 for one of its most popular series, Law & Order. This important extension applied to several other European territories. The European market has been further strengthened by the recent agreement with Sky Italia for the fall launch of the Hallmark Channel to 2.5 million subscribers in Italy.

        "The foundation we carefully laid over the past two years since we launched Hallmark Channel U.S. is finally coming to fruition," remarked David Evans, President and CEO of Crown Media. "For the past 21 out of 23 weeks, Hallmark Channel U.S. has ranked among the top 10 cable networks, an extraordinary accomplishment which puts this channel on equal competitive footing with cable networks that are almost exclusively fully distributed to a national audience of over 80 million subscribers. This will only further facilitate our ability to drive our distribution this year to nearly 70 million subscribers, and attract more advertisers as we enter the upfront selling season.

        "While we have announced that we are exploring the possible sale of our international operations," continued Mr. Evans, "this has not prevented us from growing this segment of our business as well, with the recent agreement to launch in Italy, and record ratings in the U.K. Our operating successes, in conjunction with our cost management and improvements in our capital structure in 2003 enabled us to deliver another strong quarter. We are on track to deliver a full year of positive Adjusted EBITDA in 2004."

Financial Results

        Historical financial information is provided in tables at the end of this release.

Operating Results

        Crown Media reported revenue of $58.3 million for the first quarter of 2004, a 39% increase from $42.0 million for the first quarter of 2003. Subscriber fee revenue in the first quarter increased 25% to $20.0 million, from $16.0 million in the prior year's quarter, as a result of increased distribution of our channel internationally and the ending of free carriage periods for certain of our domestic distributors. Advertising revenue increased 34% to $30.0 million during the quarter, from $22.4 million in the first quarter of 2003, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market. Licensing fees for our film library increased to $8.3 million during the quarter, from $3.5 million in the prior year's quarter, primarily due to improved market conditions.

        For the first quarter of 2004, cost of services increased to $58.5 million from $47.9 million during the same quarter of 2003. Within cost of services, programming expenses increased 27% quarter over quarter to $29.8 million, because of the acquisition of programming for our domestic and United Kingdom channels. For example, in September 2003, we added three series to our domestic programming schedule: M*A*S*H, Matlock and Little House on the Prairie. For the three months ended March 31, 2004, amortization of film assets increased to $10.0 million from $6.8 million during the same quarter of 2003 primarily due to higher sales. Subscriber acquisition fee expense was $5.9 million in the first quarter of 2004 versus $6.0 million in same period of 2003. Operating costs increased 11% from $10.5 million to $11.6 million for the first quarter of 2004, due to increased commission expense resulting from an increase in international revenue during the period. Selling, general and administrative expenses increased to $16.8 million for the three months ended March 31, 2004, from $14.2 million in the year earlier period primarily due to the recognition of expense related to the Company's restricted stock units of $2.3 million. Marketing expenses increased to $5.8 million for the three months ended March 31, 2004, from $5.4 million in the year earlier period due to our first quarter of 2004 holiday promotions such as Valentine's Day.

        Adjusted EBITDA loss totaled $3.0 million for the first quarter of 2004, compared to an Adjusted EBITDA loss of $10.1 million for the same period last year. Cash used in operating activities totaled $19.8 million for the first quarter of 2004 compared to $48.3 million for the same period last year. The net loss for the three month period ended March 31, 2004, totaled $41.5 million, or $0.40 per share, compared to $46.7 million, or $0.45 per share, in the first quarter of 2003.

Conference Call and Webcast to be Held May 10 at 11:00 a.m. ET

        Crown Media Holdings' management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the first quarter of 2004. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations' section of the Company's web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the "Crown Media First Quarter Earnings" call. For those listeners accessing the call through the Company's website, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, May 10, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 27630378.

About Crown Media Holdings

        Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries. The combined channels have 115 million subscribers worldwide. Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes award-winning titles from the Hallmark Entertainment Collection for exhibition in a variety of television media including video-on-demand and high definition television. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

        Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-K Report for the year ended December 31, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

        Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We defined Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization and amortization of film assets. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by other companies in our industry and investment bankers and analysts who track our industry. We believe that Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance and allows our management and investors to readily view operating trends, perform analytical comparisons and benchmark our company to similar companies in our industry. Adjusted EBITDA is used by our management to monitor segment operations and to determine the allocation of resources to segments. Our credit facility also contains covenants that are based on an adjusted EBITDA measure. Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company. We believe that Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since the majority of our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company's cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The cash costs of acquiring film assets and adding subscribers are essentially discretionary expenditures. The adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of film assets or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

        Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected First Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Subscriber fees	$19,959	$16,026
Advertising	29,655	22,009
Advertising by Hallmark Cards	350	350
Film asset license fees	8,347	3,539
Other revenue	22	34

Total revenue, net	58,333	41,958
Cost of services:
Affiliate programming	10,599	8,737
Non-affiliate programming	19,228	14,706
Amortization of film assets	9,982	6,777
Subscriber acquisition fee amortization expense	5,941	5,996
Depreciation and amortization	1,183	1,185
Operating costs	11,610	10,492

Total cost of services	58,543	47,893
Selling, general & administrative expenses	16,808	14,165
Marketing expense	5,783	5,439
Depreciation and amortization	2,413	2,423

Loss from operations	(25,214)	(27,962)
Guaranteed preferred beneficial interest accretion	—	(11,047)
Interest expense, net	(15,787)	(7,342)

Loss before income taxes	(41,001)	(46,351)
Income tax provision	(475)	(339)

Net loss	$(41,476)	$(46,690)

Net loss per share	$(0.40)	$(0.45)

Weighted average shares outstanding	104,533	104,465

Crown Media Holdings, Inc.

Consolidated Balance Sheet Data

(In thousands)

	As of March 31, 2004	As of December 31, 2003
	(unaudited)
ASSETS
Cash and cash equivalents	$8,274	$4,306
Accounts receivable, less allowance for doubtful accounts of $6,703 and $7,517, respectively	57,972	57,839
Program license fees—affiliates, net of accumulated amortization	31,304	27,127
Program license fees—non-affiliates, net of accumulated amortization	66,465	65,571
Subtitling and dubbing, net of accumulated amortization	2,878	2,827
Receivable from affiliate	9,083	12,083
Prepaids and other assets	14,575	15,209

Total current assets	190,551	184,962
Accounts receivable, net of current portion	9,340	5,891
Program license fees—affiliates, net of current portion	45,463	47,748
Program license fees—non-affiliates, net of current portion	99,390	106,047
Subtitling and dubbing, net of current portion	1,456	2,020
Film assets, net of accumulated amortization	741,740	750,737
Subscriber acquisition fees, net of accumulated amortization	109,344	113,196
Property and equipment, net of accumulated depreciation	26,670	29,235
Goodwill	314,033	314,033
Debt issuance costs, net of accumulated amortization	6,075	6,478
Prepaids and other assets, net of current portion	1,363	1,363

Total assets	$1,545,425	$1,561,710

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$31,543	$34,417
Subscriber acquisition fees payable	12,110	9,119
License fees payable to affiliates	39,202	30,671
License fees payable to non-affiliates	76,618	87,720
Payables to affiliates	8,581	7,827
Interest payable to HC Crown	3,433	2,655
Credit facility and interest payable	493	510
Capital lease obligation	1,592	1,559
Deferred revenue	833	2,163

Total current liabilities	174,405	176,641
Accrued liabilities, net of current portion	18,256	18,906
Subscriber acquisition fees payable, net of current portion	121	1,500
License fees payable to affiliates, net of current portion	60,229	60,229
License fees payable to non-affiliates, net of current portion	76,068	82,090
Line of credit payable to HC Crown	75,000	75,000
Payable to Hallmark Entertainment Holdings, Inc.	52,052	52,052
Payable to Hallmark Entertainment, Inc.	47,948	47,948
Senior unsecured note to HC Crown, including accrued interest	427,684	417,083
Credit facility, net of current portion	310,000	300,000
Capital lease obligation, net of current portion	7,320	7,731
Company obligated mandatorily redeemable preferred interest	9,616	9,079

Total liabilities	1,258,699	1,248,259
Commitments and contingencies
STOCKHOLDERS' EQUITY
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,794,606 and 73,863,037 shares issued and outstanding as of December 31, 2003 and March 31, 2004	739	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of December 31, 2003 and March 31, 2004	307	307
Paid-in capital	1,323,180	1,308,880
Accumulated other comprehensive income	2,464	2,013
Accumulated deficit	(1,039,964)	(998,488)

Total stockholders' equity	286,726	313,451

Total liabilities and stockholders' equity	$1,545,425	$1,561,710

Crown Media Holdings, Inc.

Selected First Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended March 31,
	2004	2003
Net loss	$(41,476)	$(46,690)
Amortization of film assets	9,982	6,777
Subscriber acquisition fee amortization expense	8,627	7,440
Depreciation and amortization	3,596	3,608
Guaranteed preferred beneficial interest expense	—	11,047
Interest expense and accretion	15,787	7,342
Income tax provision	475	339

Adjusted loss before interest, taxes, depreciation and amortization	(3,009)	(10,137)

Restricted stock unit and stock-based compensation	2,339	3
Programming, subtitling and dubbing amortization	30,845	24,794
Provision for allowance for doubtful account	1,317	1,328
Changes in operating assets and liabilities:
Additions to program license fees	(26,143)	(45,115)
Additions to subscriber acquisition fees	(4,775)	(860)
Decrease in subscriber acquisition fees payable	2,239	(10,530)
Interest paid	(3,514)	(5,243)
Income taxes paid	(475)	(339)
Changes in other operating assets and liabilities, net of adjustments above	(18,625)	(2,244)

Net cash used in operating activities	$(19,801)	$(48,343)

Net cash used in operating activities	$(19,801)	$(48,343)
Net cash used in investing activities	(93)	(810)
Net cash provided by financing activities	23,922	56,100
Effect of exchange rate changes on cash	(60)	(1)

Net increase in cash and cash equivalents	3,968	6,946
Cash equivalents, beginning of period	4,306	335

Cash equivalents, end of period	$8,274	$7,281

QuickLinks

Crown Media Holdings Announces Revenue Increase of 39% for First Quarter of 2004
Crown Media Holdings, Inc. Selected First Quarter Unaudited Financial Information ($ in thousands, except per share data)
Crown Media Holdings, Inc. Selected First Quarter Unaudited Financial Information ($ in thousands)